EXHIBIT 4.1

ASTRA SPACE, INC.

Form of Senior Secured Note due 2024

ASTRA SPACE, INC.

Senior Secured Note due 2024

Certificate No. A-01

Astra Space, Inc., a Delaware corporation (the “Company”), for value received, promises to pay to High Trail Investments ON LLC (the “Initial Holder”), or its permitted and registered successors and assigns, the principal sum of Twelve Million Five Hundred Thousand and NO/100ths dollars ($12,500,000.00) (such principal sum, the “Principal Amount”) on the Maturity Date (as defined on the other side of this Note) and to pay any outstanding interest thereon, as provided in this Note, in each case, as provided in and subject to the other provisions of this Note, including the earlier redemption or repurchase of this Note.

Unless otherwise indicated, references herein to “dollars” or “$” are to U.S. dollars.

Additional provisions of this Note are set forth on the other side of this Note.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Astra Space, Inc. has caused this instrument to be duly executed as of the date set forth below.

ASTRA SPACE, INC.

Date: , 2023	By:
Name: Chris Kemp
Title: Chief Executive Officer
Date: , 2023	By:
Name: Axel Martinez
Title: Chief Financial Officer

(Signature Page to Senior Secured Note due 2024, Certificate No. A-01)

ASTRA SPACE, INC.

Senior Secured Note due 2024

This Note (this “Note” and, collectively with any Note issued in exchange therefor or in substitution thereof, the “Notes”) is issued by Astra Space, Inc., a Delaware corporation (the “Company”), and designated as its “Senior Secured Notes due 2024.”

Section 1. DEFINITIONS.

“Affiliate” has the meaning set forth in Rule 144 under the Securities Act.

“Amortization Date” means, February 1, May 1, August 1 and November 1 of each calendar year, beginning on November 1, 2023; and (B) if not otherwise included in clause (A), the Maturity Date.

“Amortization Payment” means, with respect to any Amortization Date, an amount equal to $2,500,000.00 on each such Amortization Date.

“ATM Sales Agreement” has the meaning set forth in Section 8(K).

“Authorized Denomination” means, with respect to the Notes, a Principal Amount thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof, or, if such Principal Amount then-outstanding is less than $1,000, then such outstanding Principal Amount.

“Available Cash” means, as of any date of determination, (A) the sum of (i) the Company’s Cash and Cash Equivalents and (ii) any Cash paid by the Company to the Holder pursuant to this Note during the Quarterly Cash Burn Period, in the case of the Quarterly Cash Burn Test, or Dual Quarter Cash Burn Period, in the case of the Dual Quarter Cash Burn Test, less (B) any Cash raised from any financings or series of related financings involving the Holder or otherwise during the Quarterly Cash Burn Period or Dual Quarter Cash Burn Period, as applicable, including for the avoidance of doubt, from the sale and issuance of the Company’s Capital Stock, Convertible Securities, Equity-Linked Securities or Indebtedness.

“Bankruptcy Law” means Title 11, United States Code, or any similar U.S. federal or state or non-U.S. law for the relief of debtors.

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act on behalf of such board.

“Business Combination Event” has the meaning set forth in Section 9.

“Business Day” means any day other than a Saturday, a Sunday or any day on which commercial banks in The City of New York are authorized or required by law or executive order to close or be closed; provided, however, for clarification, commercial banks in The City of New York shall not be deemed to be authorized or required by law or executive order to close or be closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are open for use by customers on such day.

“Capital Lease” means, with respect to any Person, any leasing or similar arrangement conveying the right to use any property, whether real or personal property, or a combination thereof, by that Person as lessee that, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a Capital Lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person, but excluding any debt securities convertible into such equity.

“Cash” means all cash and liquid funds.

“Cash Equivalents” means, as of any date of determination, any of the following: (A) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (B) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service; (C) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service; (D) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any commercial bank organized under the laws of the United States of America or any State, or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $5,000,000,000; and (E) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (A) and (B) above, (ii) has net assets of not less than $5,000,000,000, and (iii) has the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service.

“Close of Business” means 5:00 p.m., New York City time.

“Collateral” has the meaning set forth in the Security Agreements; provided, however, that the Excluded Collateral shall be excluded from the Collateral.

“Collateral Agent” means High Trail Investments ON LLC in its capacity as collateral agent for the Holder and each Other Holder, together with any successor thereto in such capacity.

“Company Redemption” has the meaning set forth in Section 7(A).

“Company Redemption Date” has the meaning set forth in Section 7(A).

“Company Redemption Notice” has the meaning set forth in Section 7(A).

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

“Compliance Certificate” has the meaning set forth in Section 8(J)(ii).

“Compliance Date” means five (5) Trading Days after the date the Company regains compliance with the minimum bid requirement contained in Nasdaq Rule 5450(a)(1).

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (A) any Indebtedness or other obligations of another Person, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (B) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (C) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Control Agreement” has the meaning set forth in the Security Agreements.

“Controlled Account” has the meaning set forth in Section 8(J)(i).

“Convertible Securities” means any capital stock or other security of the Company or any of its Subsidiaries that is at any time and under any circumstances directly or indirectly convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any capital stock or other security of the Company (including, without limitation, Common Stock) or any of its Subsidiaries.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by the Company or in which the Company now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock on The Nasdaq Capital Market (or the principal, in terms of volume, Eligible Exchange on which the Common Stock is listed for trading) as displayed under the heading “Bloomberg VWAP” on Bloomberg page “ASTR <EQUITY> VAP” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Company). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Default” means any event that is (or, after notice, passage of time or both, would be) an Event of Default.

“Default Interest” has the meaning set forth in Section 10(D).

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(A) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(B) is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Subsidiary of the Company; provided that any such conversion or exchange will be deemed an incurrence of Indebtedness or Disqualified Stock, as applicable); or

(C) is redeemable at the option of the holder thereof, in whole or in part,

(D) in the case of each of clauses (A), (B) and (C), at any point prior to the one hundred eighty-first (181st) day after the Maturity Date.

“DTC” means The Depository Trust Company.

“Dual Quarter Cash Burn Period” has the meaning in Section 8(L)(ii).

“Dual Quarter Cash Burn Test” has the meaning in Section 8(L)(ii).

“Eligible Exchange” means any of The New York Stock Exchange, The NYSE American LLC, The Nasdaq Stock Market, The Nasdaq Capital Market, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors).

“Equity Interest” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including preferred stock or membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and including, without limitation, any “equity security” (as that term is defined under Rule 405 promulgated under the Securities Act), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

“Equity Line of Credit” means any equity line of credit approved by written agreement by the Holder.

“Equity-Linked Securities” means any rights, obligations, options or warrants to purchase or otherwise acquire (whether immediately, during specified times, upon the satisfaction of any conditions or otherwise) any shares of Common Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Event of Default” has the meaning set forth in Section 10(A).

“Event of Default Acceleration Amount” means, with respect to the delivery of a notice pursuant to Section 10(B)(ii) declaring this Note to be due and payable immediately on account of an Event of Default, a cash amount equal to one hundred fifteen percent (115%) of the then outstanding Principal Amount of this Note (or such lesser principal amount accelerated pursuant to such notice), plus accrued and unpaid interest on this Note.

“Event of Default Notice” has the meaning set forth in Section 10(C).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Freely Tradable” means, with respect to any shares of Common Stock issued or issuable pursuant to this Note, that (A) such shares are (or, when issued, will be) issued by the Company pursuant to an effective registration statement and would not constitute “restricted securities” within the meaning of Rule 144 under the Securities Act and without any requirement for registration under any state securities or “blue sky” laws; (B) such shares are (or, when issued, will be) (i) represented by book-entries at DTC and identified therein by an “unrestricted” CUSIP number; (ii) not represented by any certificate that bears a legend referring to transfer restrictions under the Securities Act or other securities laws; and (iii) listed and admitted for trading, without suspension or material limitation on trading, on an Eligible Exchange; and (C) no delisting or suspension by such Eligible Exchange has been threatened (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods) or reasonably likely to occur or pending as evidenced by (x) a writing by such Eligible Exchange or (y) the Company falling below the minimum listing maintenance requirements of such Eligible Exchange.

“Fundamental Change” means any of the following events:

(A) a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company or its Wholly-Owned Subsidiaries, or the employee benefit plans of the Company or its Wholly-Owned Subsidiaries, files any report with the Commission indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of the Company’s common equity representing more than fifty percent (50%) of the voting power of all of the Company’s then-outstanding common equity;

(B) the consummation of (i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person (other than solely to one or more of the Company’s Wholly-Owned Subsidiaries); or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property (other than a subdivision or combination, or solely a change in par value, of the Common Stock or a merger or combination of one Wholly-Owned Subsidiary of the Company into another of the Company’s Wholly-Owned Subsidiaries); provided, however, that any merger, consolidation, share exchange or combination of the Company pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined below) all classes of the Company’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à -vis each other as immediately before such transaction will be deemed not to be a Fundamental Change pursuant to this clause (B);

(C) the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company; or

(D) the Common Stock ceases to be listed on any Eligible Exchange.

For the purposes of this definition, (x) any transaction or event described in both clause (A) and in clause (B) above (without regard to the proviso in clause (B)) will be deemed to occur solely pursuant to clause (B) above (subject to such proviso); and (y) whether a Person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Fundamental Change Notice” has the meaning set forth in Section 6(C).

“Fundamental Change Repurchase Date” means the date as of which this Note must be repurchased for cash in connection with a Fundamental Change, as provided in Section 6(B).

“Fundamental Change Repurchase Price” means, with respect to this Note (or any portion of this Note to be repurchased) upon a Repurchase Upon Fundamental Change, a cash amount equal to the accrued and unpaid interest on this note plus one hundred five percent (105%) of the then outstanding Principal Amount of this Note (or such lesser principal amount accelerated pursuant to such notice) to be so repurchased.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided the definitions set forth in this Note and any financial calculations required thereby shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 842 (Leases) and other related lease accounting guidance as in effect on the date hereof.

“Government Funding” means any funding provided by any local, state or federal government or any funding guaranteed by any such local, state or federal government; provided, that such Government Funding (1) shall not have a final maturity date, amortization payment, sinking fund, put right, mandatory redemption or other repurchase obligation at the option of the lender or holder of such indebtedness, or be prepayable at the option of the Company, in any case earlier than ninety-one (91) days following the Maturity Date, (2) shall not have any covenants that are more restrictive on the Company in any material respect than the covenants set forth in this Note, and (3) shall be unsecured and subordinated to the Notes.

“Holder” means the person in whose name this Note is registered on the books of the Company, which initially is the Initial Holder.

The term “including” means “including without limitation,” unless the context provides otherwise.

“Indebtedness” means, indebtedness of any kind, including, without duplication (A) all indebtedness for borrowed money or the deferred purchase price of property or services, including reimbursement and other obligations with respect to surety bonds and letters of credit, (B) all obligations evidenced by notes, bonds, debentures or similar instruments, (C) all Capital Lease Obligations, (D) all Contingent Obligations, and (E) Disqualified Stock.

“Independent Investigator” has the meaning set forth in Section 8(T).

“Initial Holder” has the meaning set forth in the cover page of this Note.

“Intellectual Property” means all of the Company’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; the Company’s applications therefor and reissues, extensions, or renewals thereof; and the Company’s goodwill associated with any of the foregoing, together with the Company’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Interest Payment Date” means (A) each February 1, May 1, August 1 and November 1 of each calendar year, beginning on November 1, 2023; and (B) if not otherwise included in clause (A), the Maturity Date.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person or the purchase of any assets of another Person for greater than the fair market value of such assets to solely the extent of the amount in excess of the fair market value.

“Issue Date” means August 4, 2023.

“Last Reported Sale Price” of the shares of Common Stock for any VWAP Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of Common Stock on such VWAP Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the shares of Common Stock are then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such VWAP Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such VWAP Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such VWAP Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such VWAP Trading Day from a nationally recognized independent investment banking firm selected by the Company.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest; provided, that for the avoidance of doubt, licenses, strain escrows and similar provisions in collaboration agreements, research and development agreements that do not create or purport to create a security interest, encumbrance, levy, lien or charge of any kind shall not be deemed to be Liens for purposes of this Note.

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal, in terms of volume, Eligible Exchange on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Market Stock Price” means, an amount equal to the lesser of (a) the Last Reported Sale Price on the VWAP Trading Day immediately prior to such applicable determination date and (b) the average of the ten (10) Daily VWAPs during the ten (10) VWAP Trading Day period ending on the VWAP Trading Day immediately prior to such applicable determination date.

“Maturity Date” means November 1, 2024; provided, that the Maturity Date may be extended for up to an additional year by written agreement of the Company and the Holder.

The term “or” is not exclusive, unless the context expressly provides otherwise.

“Other Holder” means any person in whose name any Other Note is registered on the books of the Company.

“Other Notes” means any Notes that are of the same class of this Note and that are represented by one or more certificates other than the certificate representing this Note.

“Patent License” means any written agreement granting any right with respect to any invention covered by a Patent that is in existence or a Patent application that is pending, in which agreement the Company now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“Permitted Indebtedness” means (A) Indebtedness evidenced by this Note and all other Senior Secured Notes issued pursuant to the Securities Purchase Agreement, including all Other Notes; (B) Indebtedness actually disclosed pursuant to the Securities Purchase Agreement as of the date of the Securities Purchase Agreement; (C) Indebtedness to trade creditors incurred in the ordinary course of business consistent with past practices; (D) Indebtedness that also constitutes a Permitted Investment; (E) Subordinated Indebtedness of the Company; (F) reimbursement obligations in connection with letters of credit or similar instruments that are secured by Cash or Cash Equivalents and issued on behalf of the Company or a Subsidiary thereof in an aggregate amount not to exceed one hundred thousand dollars ($100,000) at any time outstanding; (G) Government Funding; (H) Contingent Obligations that are guarantees of Indebtedness described in clauses (A) through (M); (I) so long as there exists no Event of Default or continuance of a Default, in either case, immediately before or immediately after giving effect to any such transaction, Indebtedness existing or arising under any “swap agreement”, as defined in Section 101 of the Bankruptcy Code, that is obtained by the Company to provide protection against fluctuations in interest or currency exchange rates, provided, however, that such obligations are (or were) entered into by the Company or an Affiliate on a “delta neutral” (as defined by FINRA Rule 2360(a)(11)) basis and in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation, (J) Indebtedness in the form of insurance premiums financed through the applicable insurance company; (K) intercompany Indebtedness of Company or any Wholly-Owned Subsidiary owing to and held by Company or any Wholly-Owned Subsidiary; provided, however, that such Indebtedness is unsecured and subordinated to Company’s Obligations under the Senior Secured Notes; (L) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business; and (M) Indebtedness in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards, in each case in the ordinary course of business and (N) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon the Company or its Subsidiaries, as the case may be, and provided further, that if the lender of any such proposed extension, refinancing or renewal of Permitted Indebtedness incurred hereunder is different from the lender of the Permitted Indebtedness to be so extended, refinanced or renewed then, in addition to the foregoing proviso, such Permitted Indebtedness shall also not (1) have a final maturity date, amortization payment, sinking fund, put right, mandatory redemption or other repurchase obligation at the option of the lender or holder of such indebtedness, or be prepayable at the option of the Company, in any case earlier than one hundred eighty-one (181) days following the Maturity Date or (2) have any covenants that are more restrictive on the Company in any material respect than the covenants set forth in this Note. Notwithstanding anything to the contrary, the sum of the amounts described in clauses (L) through (M) shall not exceed two million dollars ($2,000,000) in the aggregate.

“Permitted Intellectual Property Licenses” means (A) Intellectual Property licenses actually disclosed pursuant to the Securities Purchase Agreement as of the date of the Securities Purchase Agreement, and (B) non-perpetual Intellectual Property licenses granted in the ordinary course of business on arm’s length terms consisting of the licensing of technology, the development of technology or the providing of technical support which may include licenses with unlimited renewal options solely to the extent such options require mutual consent for renewal or are subject to financial or other conditions as to the ability of licensee to perform under the license; provided such license was not entered into during an Event of Default or continuance of a Default.

“Permitted Investment” means: (A) Investments actually disclosed pursuant to the Securities Purchase Agreement, as in effect as of the Issue Date; (B) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit issued by any bank headquartered in the United States with assets of at least $5,000,000,000 maturing no more than one year from the date of investment therein, and (iv) money market accounts; (C) Investments accepted in connection with Permitted Transfers; (D) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of the Company’s business; (E) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers in the ordinary course of business and consistent with past practice, provided that this clause (E) shall not apply to Investments of the Company in any Subsidiary thereof; (F) Investments consisting of (i) loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of the Company pursuant to employee stock purchase plans or other similar agreements approved by the Company’s Board of Directors and (ii) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, provided that the aggregate of all such loans outstanding may not exceed two hundred thousand dollars ($200,000) at any time; (G) Investments in Wholly-Owned Subsidiaries; (H) Permitted Intellectual Property Licenses; and (I) additional Investments that do not exceed two hundred thousand dollars ($200,000) in the aggregate in any twelve (12) month period.

“Permitted Liens” means any and all of the following: (A) Liens deemed to be disclosed pursuant to the Securities Purchase Agreement, as in effect as of the Issue Date; (B) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that the Company maintains adequate reserves therefor in accordance with GAAP; (C) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of business; provided, that the payment thereof is not yet required; (D) Liens arising from judgments, decrees or attachments in circumstances which do not constitute a Default or an Event of Default hereunder; (E) the following deposits, to the extent made in the ordinary course of business: deposits under workers’ compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (F) leasehold interests in leases or subleases and licenses granted in the ordinary course of the Company’s business and not interfering in any material respect with the business of the licensor; (G) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (H) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (I) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (J) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (K) Liens on Cash or Cash Equivalents securing obligations permitted under clauses (C), (D) and (F) of the definition of Permitted Indebtedness; (L) Liens in favor of Holder or the Collateral Agent; and (M) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (B) through (J) above (other than any Indebtedness repaid with the proceeds of this Note); provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (A) dispositions of inventory sold, and Permitted Intellectual Property Licenses entered into, in each case, in the ordinary course of business, (B) dispositions of worn-out, obsolete or surplus property at fair market value in the ordinary course of business; (C) dispositions of accounts or payment intangibles (each as defined in the UCC) resulting from the compromise or settlement thereof in the ordinary course of business for less than the full amount thereof; (D) transfers consisting of Permitted Investments in Wholly-Owned Subsidiaries under clause (G) of Permitted Investments; and (E) other transfers of assets to any Person other than to a joint venture and which have a fair market value of not more than fifty thousand dollars ($50,000) in the aggregate in any twelve (12) month period.

“Person” or “person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Principal Amount” has the meaning set forth in the cover page of this Note; provided, however, that the Principal Amount of this Note will be subject to reduction (A) pursuant to Section 6 and Section 7 and (B) by an amount equal to the sum of all Amortization Payments made pursuant to Section 4(A) prior to the date of determination of the Principal Amount of the Note then outstanding.

“Quarterly Cash Burn Period” has the meaning in Section 8(L)(i).

“Quarterly Cash Burn Test” has the meaning in Section 8(L)(i).

“Repurchase Upon Fundamental Change” means the repurchase of any Note by the Company pursuant to Section 6.

“Required Holders” has the meaning set forth in the Securities Purchase Agreement.

“Required Reserve Amount” has the meaning in Section 8(S).

“Rule 144” means Rule 144 promulgated under the Securities Act.

“SEC” means the Securities and Exchange Commission, or any governmental or regulatory authority succeeding to any of its principal functions.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of August 4, 2023, between the Company and High Trail Investments ON LLC providing for the issuance of this Note.

“Security Agreements” means those certain security agreements, dated August 4, 2023, between the Company and the Collateral Agent.

“Security Document” has the meaning set forth in the Security Agreements.

“Significant Subsidiary” means, with respect to any Person, any Subsidiary of such Person that constitutes a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of such Person.

“Stated Interest” has the meaning set forth in Section 4(B).

“Stated Interest Rate” means, as of any date, a rate per annum equal to nine percent (9.0%).

“Subordinated Indebtedness” means Indebtedness subordinated to the Notes pursuant to a written agreement between the Holder and the applicable lender in amounts and on commercially reasonable terms and conditions satisfactory to the Holder in its sole discretion.

“Subsidiary” means, with respect to any Person, (A) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than fifty percent (50%) of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (B) any partnership or limited liability company where (i) more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (ii) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“Successor Corporation” has the meaning set forth in Section 9(A).

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by the Company or in which the Company now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“Trading Day” means any day on which (A) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal, in terms of volume, Eligible Exchange on which the Common Stock is listed for trading; and (B) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

“Transaction Documents” has the meaning set forth in the Securities Purchase Agreement.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of New York.

“VWAP Market Disruption Event” means, with respect to any date, (A) the failure by the principal U.S. national or regional securities exchange on which the Common Stock is then listed, or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, the principal, in terms of volume, Eligible Exchange on which the Common Stock is then traded, to open for trading during its regular trading session on such date; or (B) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP Trading Day” means a day on which (A) there is no VWAP Market Disruption Event; provided that the Holder, by written notice to the Company, may waive any such VWAP

Market Disruption Event; and (B) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal, in terms of volume, Eligible Exchange on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “VWAP Trading Day” means a Business Day.

“Wholly-Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly-Owned Subsidiaries of such Person.

Section 2. PERSONS DEEMED OWNERS.

The Holder of this Note will be treated as the owner of this Note for all purposes.

Section 3. REGISTERED FORM.

This Note, and any Note issued in exchange therefor or in substitution thereof, will be in registered form, without coupons.

Section 4. AMORTIZATION PAYMENTS; INTEREST; MATURITY DATE PAYMENT; PREPAYMENT.

(A) Amortization Payments. The Company shall make an amortization payment with respect to this Note equal to the applicable Amortization Payment together with the payment of Stated Interest on each Amortization Date. Each such Amortization Payment, together with the payment of Stated Interest, shall be paid to Holder in cash on each Amortization Date in accordance with Section 5(A).

(B) Interest. Except as provided in Section 10(D), this Note will accrue interest (the “Stated Interest”) at a rate per annum equal to the Stated Interest Rate. Stated Interest on this Note will (i) accrue on the Principal Amount of this Note; (ii) accrue from, and including, the most recent date to which Stated Interest has been paid or duly provided for (or, if no Stated Interest has theretofore been paid or duly provided for, the Issue Date) to, but excluding, the date of payment of such Stated Interest; (iii) be paid to Holder in cash on each Interest Payment Date in accordance with Section 5(A); (iv) with respect to the amount of interest then accrued on the portion of the Principal Amount due on an Amortization Date, be paid to the Holder in arrears as of each such date in accordance with this Section 4, as applicable and (v) be computed on the basis of a 360-day year comprised of twelve 30-day months.

(C) Maturity Date Payment. On the Maturity Date, the Company will pay the Holder an amount in cash equal to the then-outstanding Principal Amount of this Note plus any accrued and unpaid interest on this Note.

(D) Prepayment. Subject to Section 7, the Company may not prepay the Note without the written consent of the Holder.

Section 5. METHOD OF PAYMENT; WHEN PAYMENT DATE IS NOT A BUSINESS DAY.

(A) Method of Payment. The Company will pay all cash amounts due under this Note by wire transfer of immediately available funds to the account of the Holder, as set forth in a written notice of an account of such Holder delivered by the Holder to the Company at least one (1) Business Day before the date such amount is due.

(B) Delay of Payment when Payment Date is Not a Business Day. If the due date for a payment on this Note as provided in this Note is not a Business Day, then, notwithstanding anything to the contrary in this Note, such payment may be made on the immediately following Business Day and no interest will accrue on such payment as a result of the related delay.

Section 6. REQUIRED REPURCHASE OF NOTE UPON A FUNDAMENTAL CHANGE.

(A) Repurchase Upon Fundamental Change. Subject to the other terms of this Section 6, if a Fundamental Change occurs, then the Holder will have the right to require the Company to repurchase this Note (or any portion of this Note in an Authorized Denomination) on the Fundamental Change Repurchase Date for such Fundamental Change for a cash purchase price equal to the Fundamental Change Repurchase Price.

(B) Fundamental Change Repurchase Date. The Fundamental Change Repurchase Date for any Fundamental Change will be a Business Day of the Holder’s choosing that is no more than twenty (20) Business Days after the later of (x) the date the Company delivers to the Holder the related Fundamental Change Notice pursuant to Section 6(C); and (y) the effective date of such Fundamental Change.

(C) Fundamental Change Notice. No later than the tenth (10th) Business Day before the occurrence of any Fundamental Change, the Company will send to the Holder a written notice (the “Fundamental Change Notice”) thereof (provided, however, in no event shall such notice be required prior to the actual public announcement of such Fundamental Change), stating the expected date such Fundamental Change will occur. No later than the fifth (5th) Business Day after the date of delivery of the Fundamental Change Notice, the Holder shall notify the Company in writing whether it will require the Company to repurchase this Note and specify the Fundamental Change Repurchase Date.

(D) Effect of Repurchase. If this Note (or any portion of this Note) is to be repurchased upon a Repurchase Upon Fundamental Change, then, from and after the date the related Fundamental Change Repurchase Price is paid in full, this Note (or such portion) will cease to be outstanding and interest will cease to accrue on this Note (or such portion).

Section 7. REDEMPTION OF THIS NOTE

(A) Company Redemption Election. The Company may redeem all (or a portion thereof not less than five million dollars ($5,000,000)) of the then outstanding Principal Amount of this Note at a cash redemption price equal to one hundred five percent (105%) of the then outstanding Principal Amount of this Note (or such portion thereof redeemed) plus accrued and unpaid interest (a “Company Redemption”) at any time, on a date to be determined by the Company (a “Company Redemption Date”); provided that, that the Company must provide notice (a

“Company Redemption Notice”) thereof at least ten (10) Business Days prior to such Company Redemption Date; provided, however, that this Section 7(A) will cease to have any force and effect if (i) any Default or Event of Default has occurred hereunder or (ii) any event or circumstance has occurred and is continuing which, with the giving of notice or passage of time or both, could constitute an Event of Default with respect to Section 10(A)(ii), Section 10(A)(iv), Section 10(A)(vi), Section 10(A)(ix), Section 10(A)(x), Section 10(A)(xi), Section 10(A)(xiii) or Section 10(A)(xv).

(B) Effect of Company Redemption. If this Note (or any portion of this Note) is redeemed pursuant to Section 7(A), then, from and after the date the related payment pursuant to Section 7(A) is paid in full, as applicable, this Note will cease to be outstanding and interest will cease to accrue on this Note.

Section 8. AFFIRMATIVE AND NEGATIVE COVENANTS.

(A) Stay, Extension and Usury Laws. To the extent that it may lawfully do so, the Company (A) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of this Note; and (B) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Holder by this Note, but will suffer and permit the execution of every such power as though no such law has been enacted.

(B) Corporate Existence. Subject to Section 9, the Company will cause to preserve and keep in full force and effect:

(i) its corporate existence and the corporate existence of its Subsidiaries in accordance with the organizational documents of the Company or its Subsidiaries, as applicable; and

(ii) the material rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries;

provided, however, that the Company need not preserve or keep in full force and effect any such rights (charter and statutory), license or franchise or existence of any of its Subsidiaries if the Board of Directors determines in good faith that (x) the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole; and (y) the loss thereof is not, individually or in the aggregate, materially adverse to the Holder.

(C) Ranking. All payments due under this Note (i) shall rank pari passu with all Other Notes and (ii) shall rank senior to all other indebtedness of the Company and any Subordinated Indebtedness.

(D) Indebtedness; Amendments to Indebtedness. The Company shall not and shall not permit any Subsidiary to: (a) create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, other than Permitted Indebtedness; or (b) prepay any Indebtedness except by the conversion of Indebtedness into equity securities (other than Disqualified Stock) and the payment of cash in lieu of fractional shares in connection with such conversion. Notwithstanding the foregoing, the Company and its Subsidiaries shall be permitted to incur Indebtedness, provided that the proceeds of the Indebtedness incurred pursuant to this sentence is paid directly to the Holder by the provider of such debt financing for the purpose of prepaying in its entirety the outstanding Principal Amount at a cash price equal to one hundred five percent (105%) of the then outstanding Principal Amount of this Note, plus all accrued and unpaid interest hereunder as a Company Redemption pursuant to, and in accordance with, Section 7 hereof. The Company agrees that in the event that this Note is prepaid in accordance with the preceding sentence, upon the completion of such prepayment the Company shall cease to have the right to deliver Subsequently Purchased Securities Notices under the Securities Purchase Agreement. The Company shall not and shall not permit any Subsidiary to incur any Indebtedness that would cause a breach or Default under the Notes or prohibit or restrict the performance of any of the Company’s or its Subsidiaries’ obligations under the Notes, including without limitation, the payment of interest and principal thereon.

(E) Liens. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

(F) Investments. The Company shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; provided that the Company may not make any Investment (including a Permitted Investment) or permit any of its Subsidiaries to make any Investment (including a Permitted Investment) if (i) any Event of Default has occurred hereunder or (ii) any event or circumstance has occurred and is continuing which, with the giving of notice or passage of time or both, could constitute an Event of Default with respect to Section 10(A)(ii), Section 10(A)(iv), Section 10(A)(vi), Section 10(A)(ix), Section 10(A)(x), Section 10(A)(xi), Section 10(A)(xiii) or Section 10(A)(xv).

(G) Distributions. The Company shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other Equity Interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements provided under plans approved by the Board of Directors; provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or Equity Interest, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other Equity Interest, except that a Subsidiary of the Company may pay dividends or make distributions to the Company or a parent company that is a Wholly-Owned Subsidiary of the Company, or (c) lend money to any employees, officers or directors (except as permitted under clause (F) of the definition of Permitted Investment), or guarantee the payment of any such loans granted by a third party in excess of fifty thousand dollars ($50,000) individually or two hundred thousand dollars ($200,000) in the aggregate or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of fifty thousand dollars ($50,000) individually and two hundred thousand dollars ($200,000) in the aggregate during any calendar year. If there are dividends or distributions made by the Company or any Subsidiary, within one (1) Business Day following the date on which the Company files an Annual Report on Form 10-K or Quarterly Report on Form 10-Q with the Commission, the Company will provide the Holder with a written notice setting forth the aggregate amount of dividends or distributions made by the Company or any Subsidiary pursuant to this Section 8(G) for the period covered by such Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable. Notwithstanding anything herein to the contrary, the Company shall not, and shall not allow any Subsidiary to, declare or pay any cash dividend or make a cash distribution on any class of stock or other Equity Interest if (A) any Event of Default has occurred hereunder and has not been waived by the Required Holders or (B) any event or circumstance has occurred and is continuing which, with the giving of notice or passage of time or both, could constitute an Event of Default with respect to Section 10(A)(ii), Section 10(A)(iv), Section 10(A)(vi), Section 10(A)(ix), Section 10(A)(x), Section 10(A)(xi), Section 10(A)(xiii) or Section 10(A)(xv).

(H) Transfers. The Company shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of the assets of the Company and its Subsidiaries (taken as a whole), except for Permitted Transfers and Permitted Investments and except as otherwise permitted by Section 9.

(I) Taxes. The Company and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against the Company and its Subsidiaries or their respective assets or upon their ownership, possession, use, operation or disposition thereof or upon their rents, receipts or earnings arising therefrom (except where the failure to pay would not, individually or in the aggregate, have a material effect on the Company or any of its Subsidiaries). The Company and its Subsidiaries shall file on or before the due date therefor all personal property tax returns (except where the failure to pay would not, individually or in the aggregate, have a material effect on the Company or any of its Subsidiaries). Notwithstanding the foregoing, the Company and its Subsidiaries may contest, in good faith and by appropriate proceedings, taxes for which they maintain adequate reserves therefor in accordance with GAAP.

(J) Minimum Liquidity.

(i) From the Issue Date until the date any Subsequently Purchased Notes (as defined the Securities Purchase Agreement) have been issued, the Company and its Subsidiaries shall have at all times at least fifteen million dollars ($15,000,000) of unrestricted, unencumbered Cash and Cash Equivalents in one or more deposit accounts located in the United States subject to one or more Control Agreements entered into in favor of the Collateral Agent (each a “Controlled Account”); provided, that five million dollars ($5,000,000) of which shall be held in a Controlled Account, the Control Agreement for respect to which does not provide the Company or its Subsidiaries access to the amounts in such Controlled Account and only permits funds to be released from such Controlled Account pursuant to the terms of the Control Agreement.

(ii) From the date any Subsequently Purchased Notes (as defined the Securities Purchase Agreement) have been issued, the Company and its Subsidiaries shall have at all times at least twenty million dollars ($20,000,000) of unrestricted, unencumbered Cash and Cash Equivalents in one or more deposit accounts located in the United States subject to one or more Control Agreements entered into in favor of the Collateral Agent (each a “Controlled Account”); provided, that eight million dollars ($8,000,000) of which shall be held in a Controlled Account, the Control Agreement for respect to which does not provide the Company or its Subsidiaries access to the amounts in such Controlled Account and only permits funds to be released from such Controlled Account pursuant to the terms of the Control Agreement.

(iii) On or prior to the first (1st) Business Day of each month, the Company shall provide to the Holder a certification, in the form attached hereto as Exhibit A, executed on behalf of the Company by the Chief Financial Officer of the Company (a “Compliance Certificate”), certifying whether or not the Company has satisfied the requirements of Section 8(D), Section 8(G), Section 8(J)(i), Section 8(K) and Section 8(L) during the immediately preceding calendar month. If the Company determines in its sole discretion that such information constitutes material non-public information, then the Company will so indicate in the certification provided pursuant to the preceding sentence and the Company will concurrently disclose such material non-public information on a Current Report on Form 8-K or otherwise.

(K) Maintenance of ATM Sales Agreement or Equity Line of Credit. The Company shall (i) at all times have in effect an agreement providing for (x) an “at-the-market” offering within the meaning of Rule 415(a)(4) of the Securities Act (an “ATM Sales Agreement”) in place pursuant to which the Company may issue and sell shares of Common Stock from time to time or (y) an Equity Line of Credit and (ii) ensure that at all times the ATM Sales Agreement and the Equity Line of Credit have available aggregate capacity to generate gross proceeds to the Company of at least twenty million dollars ($20,000,000).

(L) Cash Burn.

(i) If any Subsequently Purchased Notes (as defined in the Securities Purchase Agreement) have been issued, then for each calendar quarter beginning with the calendar quarter ending on the latter of (i) December 31, 2023 and (ii) the last calendar day of the calendar quarter to have been completed following the issuance of any Subsequently Purchased Notes (each such period, a “Quarterly Cash Burn Period”), the Company’s Available Cash on the last calendar day of such Quarterly Cash Burn Period shall be greater than or equal to (x) the sum of the Company’s Cash and Cash Equivalents on the last calendar day of the immediately preceding calendar quarter, less (y) ten million dollars ($10,000,000) (the “Quarterly Cash Burn Test”).

(ii) If any Subsequently Purchased Notes (as defined in the Securities Purchase Agreement) have been issued, then for each consecutive two calendar quarter period (each such period, a “Dual Quarter Cash Burn Period”), beginning with Dual Quarter Cash Burn Period ending on the latter of (i) March 31, 2024 and (ii) the last calendar day of the Dual Quarter Cash Burn Period to have been completed following the issuance of any Subsequently Purchased Notes, the Company’s Available Cash on the last calendar day of such Dual Quarter Cash Burn Period shall be greater than or equal to (x) the sum of the Company’s Cash and Cash Equivalents on the last calendar day of the calendar quarter ending immediately prior to such two calendar quarter period, less (y) fifteen million dollars ($15,000,000) (the “Dual Quarter Cash Burn Test”).

(iii) Notwithstanding anything to the contrary, the Company shall not be subject to the Quarterly Cash Burn Test or the Dual Quarter Cash Burn Test for any Quarterly Cash Burn Period or Dual Quarter Cash Burn Period, as applicable, for which the Company reports Cash and Cash Equivalents at the end of such period of at least fifty million dollars ($50,000,000).

(M) Change in Nature of Business. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted by the Company and each of its Subsidiaries on the Issue Date or any business substantially related or incidental thereto. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, modify its or their corporate structure or purpose.

(N) Maintenance of Properties, Etc. The Company shall maintain and preserve, and the Company shall cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful (as determined by the Company in good faith) to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times in all material respects with the provisions of all material leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(O) Maintenance of Intellectual Property. The Company will take, and the Company shall cause each of its Subsidiaries to take, all actions necessary or advisable to maintain and preserve all of the Intellectual Property Rights (as defined in the Securities Purchase Agreement) of the Company or such Subsidiary that are necessary or material (as determined by the Company in good faith) to the conduct of its business in full force and effect.

(P) Maintenance of Insurance. The Company shall maintain, and the Company shall cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

(Q) Transactions with Affiliates. Neither the Company, nor any of its Subsidiaries, shall enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any affiliate (other than the Company or any of its Wholly-Owned Subsidiaries), except transactions for fair consideration and on terms no less favorable to it than would be obtainable in a comparable arm’s length transaction with a Person that is not an affiliate thereof.

(R) Restricted Issuances. The Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, without the prior written consent of the Required Holders, (i) issue any Notes (other than as contemplated by the Securities Purchase Agreement and the Notes) or (ii) issue any other securities or incur any Indebtedness, in each case, that would cause a breach or

Default under the Notes or that by its terms would prohibit or restrict the performance of any of the Company’s or its Subsidiaries’ obligations under the Notes, including, without limitation, the payment of principal thereon.

(S) Share Reserve. So long as this Note or any Warrants (as defined in the Securities Purchase Agreement) remain outstanding, the Company shall at all times have no less than a number of authorized but unissued shares of Common Stock equal to (i) prior to the earlier of October 2, 2023 or the Compliance Date, one hundred percent (100%) of the maximum number of shares of Common Stock as shall be necessary to satisfy the Company’s obligations to issue shares of Common Stock under the Warrants, which shall be reserved for issuance upon the exercise of the Warrants (which such reservation shall be for the sole benefit of and exclusive availability for the Holder) and (ii) on and after the earlier of October 2, 2023 or the Compliance Date, the sum of (x) one hundred percent (100%) of the maximum number of shares of Common Stock as shall be necessary to satisfy the Company’s obligations to issue shares of Common Stock under the Warrants sold at the Initial Closing (as defined in the Securities Purchase Agreement), which shall be reserved for issuance upon the exercise of the Warrants (which such reservation shall be for the sole benefit of and exclusive availability for the Holder) and (y) two hundred percent (200%) of a fraction, the numerator of which shall be the then outstanding Principal Amount of all Notes issued pursuant to the Securities Purchase Agreement plus an amount equal to all interest accruable on such outstanding Principal Amount through the Maturity Date, and the denominator of which shall be the Market Stock Price (the “Required Reserve Amount”); provided, that at no time shall the number of shares of Common Stock reserved pursuant to this Section 8(S) be reduced other than in connection with any stock combination, reverse stock split or other similar transaction. If at any time the number of shares of Common Stock authorized and reserved for issuance is not sufficient to meet the Required Reserve Amount, the Company will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders to authorize additional shares to meet the Company’s obligations pursuant to the Transaction Documents, in the case of an insufficient number of authorized shares, obtain stockholder approval (if required) of an increase in such authorized number of shares, and voting the management shares of the Company in favor of an increase in the authorized shares of the Company to ensure that the number of authorized shares is sufficient to meet the Required Reserve Amount.

(T) Independent Investigation. At the request of the Required Holders at any time the Required Holders have determined in good faith that (i) an Event of Default has occurred or (ii) any event or circumstance has occurred and is continuing which, with the giving of notice or passage of time or both, could constitute an Event of Default but the Company has not timely agreed to such determination in writing, the Company shall hire an independent, reputable investment bank selected by the Company and approved by the Required Holders to investigate as to whether such Event of Default or event or circumstance has occurred (the “Independent Investigator”). If the Independent Investigator determines that such Event of Default or event or circumstance has occurred, the Independent Investigator shall notify the Company of such Event of Default or occurrence of such event or circumstance and the Company shall promptly deliver written notice to the Holder of such Event of Default if such Event of Default has occurred. In connection with such investigation, the Independent Investigator may, during normal business hours and upon signing a confidentiality agreement in a form reasonably acceptable to the Company, inspect all contracts, books, records, personnel, offices and other facilities and properties of the Company and its Subsidiaries and, to the extent available to the Company after the Company uses reasonable efforts to obtain them, the records of its accountants (including the accountants’ work papers) and any books of account, records, reports and other papers not contractually required of the Company to be confidential or secret, or subject to attorney-client or other evidentiary privilege, and the Independent Investigator may make such copies and inspections thereof as the Independent Investigator may reasonably request. The Company shall furnish the Independent Investigator with such financial and operating data and other information with respect to the business and properties of the Company as the Independent Investigator may reasonably request. The Company shall permit the Independent Investigator to discuss the affairs, finances and accounts of the Company with, and to make proposals and furnish advice with respect thereto to, any of the Company’s officers, directors, key employees and independent public accountants (and by this provision the Company authorizes said accountants to discuss with such Independent Investigator the finances and affairs of the Company and any Subsidiaries; provided, that the Company’s chief executive officer and chief financial officer shall be invited to join any such discussion), all at such reasonable times, upon reasonable notice, and as often as may be reasonably requested.

(U) Upon delivery by the Company to the Holder (or receipt by the Company from the Holder) of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries, the Company shall on or prior to 9:00 am, New York City time on the Business Day immediately following such notice delivery date, publicly disclose such material, non-public information on a Form 8-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company so shall indicate to the Holder explicitly in writing in such notice (or immediately upon receipt of notice from the Holder, as applicable), and in the absence of any such written indication in such notice (or notification from the Company immediately upon receipt of notice from the Holder), the Holder shall be entitled to presume that information contained in the notice does not constitute material, non-public information relating to the Company or any of its Subsidiaries. Nothing contained in this Section 8(U) shall limit any obligations of the Company, or any rights of the Holder, under the Securities Purchase Agreement.

(V) The Company acknowledges and agrees that the Holder is not a fiduciary or agent of the Company, the Holder will not have any obligations hereunder except those obligations expressly set forth herein (and in the Securities Purchase Agreement) and the Holder is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the Note and not as a fiduciary or agent of the Company. The Company agrees that it will not assert any claim against the Holder based on an alleged breach of fiduciary duty by the Holder in connection with the Note. The Company acknowledges that the Holder shall have no obligation to (a) maintain the confidentiality of any information provided by the Company or (b) refrain from trading any securities while in possession of such information in the absence of a written non-disclosure agreement signed by an officer of the Holder that explicitly provides for such confidentiality and trading restrictions. In the absence of such an executed, written non-disclosure agreement, the Company acknowledges that the Holder may freely trade in any securities issued by the Company, may possess and use any information provided by the Company in connection with such trading activity, and may disclose any such information to any third party.

(W) The Company shall cause this Note and any shares of Common Stock issuable pursuant to this Note to be eligible to be offered, sold or otherwise transferred by the Holder pursuant to Rule 144, without any requirements as to volume, manner of sale, availability of current public information (whether or not then satisfied) or notice under the Securities Act and without any requirement for registration under any state securities or “blue sky” law, on and after the date that is six (6) months following the Issue Date. If this Note is to be transferred, the Holder shall notify the Company and surrender this Note to the Company (or provide the Company an affidavit in a form reasonably acceptable to the Company that this Note was lost, stolen or destroyed), whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note, registered as the Holder may request. The Company shall not be obligated to pay any tax which may be payable with respect to any transfer (or deemed transfer) arising in connection with the registration of any certificates for Notes in the name of any Person other than the Holder.

(X) The Company shall pay when due any and all fees and expenses owed by it under all deposit accounts located in the United States and subject to a Control Agreement entered into in favor of the Collateral Agent.

(Y) The Company shall be in compliance with the minimum bid price requirement contained in Nasdaq Rule 5450(a)(1) by October 2, 2023.

Section 9. SUCCESSORS.

The Company will not consolidate with or merge with or into, or (directly, or indirectly through one or more of its Subsidiaries) sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to another Person, other than the Holder or any of its Affiliates (a “Business Combination Event”), unless:

(A) the resulting, surviving or transferee Person either (x) is the Company or (y) if not the Company, is a corporation (the “Successor Corporation”) duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that expressly assumes (by executing and delivering to the Holder, at or before the effective time of such Business Combination Event, a supplement to this instrument) all of the Company’s obligations under this Note; and

(B) immediately after giving effect to such Business Combination Event, no Event of Default will have occurred that has not been waived and no Default will have occurred and be continuing which has not been waived.

At the effective time of any Business Combination Event, the Successor Corporation (if not the Company) will succeed to, and may exercise every right and power of, the Company under this Note with the same effect as if such Successor Corporation had been named as the Company in this Note, and, except in the case of a lease, the predecessor Company will be discharged from its obligations under this Note.

Section 10. DEFAULTS AND REMEDIES

(A) Events of Default. “Event of Default” means the occurrence of any of the following (whose occurrence, for the avoidance of doubt, may be waived, but may not be cured):

(i) a default in the payment when due of an Amortization Payment, the Principal Amount or the Fundamental Change Repurchase Price under this Note;

(ii) a default for two (2) Business Days in the payment when due of the interest on this Note;

(iii) [Reserved];

(iv) a default in the Company’s obligation to timely deliver a Fundamental Change Notice pursuant to Section 6(C) or Compliance Certificate pursuant to Section 8(J)(ii) and such default continues for five (5) Business Days, or the delivery of a materially false or inaccurate Fundamental Change Notice or Compliance Certificate;

(v) any failure to timely deliver an Event of Default Notice or a materially false or inaccurate certification as to whether any Event of Default has occurred;

(vi) a default in any of the Company’s obligations or agreements under this Note or the Transaction Documents (in each case, other than a default set forth in clauses (i) - (v) or (vii) - (xix) of this Section 10(A)), or a breach of any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality qualifications, which may not be breached in any respect) of any Transaction Document; provided, however, that if such default can be cured, then such default shall not be an Event of Default unless the Company has failed to cure such default within ten (10) Business Days after its occurrence;

(vii) any provision of any Transaction Document at any time for any reason (other than pursuant to the express terms thereof) ceases to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof is contested, directly or indirectly, by the Company or any of its Subsidiaries, or a proceeding is commenced by the Company or any of its Subsidiaries or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof;

(viii) the Company fails to comply with any covenant set forth in Section 8(D), Section 8(E), Section 8(F), Section 8(G), Section 8(H), Section 8(J), Section 8(K), Section 8(L), Section 8(R), Section 8(S), Section 8(X) or Section 8(Y) of this Note.

(ix) the suspension from trading or failure of the Common Stock to be trading or listed on the Company’s primary Eligible Exchange (measured in terms of trading volume for its Common Stock) on which the Common Stock is traded for a period of three (3) consecutive Trading Days;

(x) (i) the failure of the Company or any of its Subsidiaries to pay when due or within any applicable grace period any Indebtedness (other than Indebtedness of the type described under the clauses (C) and (M) of the definition of Permitted Indebtedness that is being disputed in good faith) having an individual principal amount in excess of at least two hundred thousand dollars ($200,000) (or its foreign currency equivalent) in the aggregate of the Company or any of its Subsidiaries, whether such Indebtedness exists as of the Issue Date or is thereafter created, and whether such default has been waived for any period of time or is subsequently cured; or (ii) the occurrence of any breach or default under any terms or provisions of any other Indebtedness (other than Indebtedness of the type described under the clauses (C) and (M) of the definition of Permitted Indebtedness that is being disputed in good faith) of at least two hundred thousand dollars ($200,000) (or its foreign currency equivalent) in the aggregate of the Company or any of its Subsidiaries, if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such indebtedness, to cause, Indebtedness (other than Indebtedness of the type described under the clauses (C) and (M) of the definition of Permitted Indebtedness that is being disputed in good faith) having an individual principal amount in excess of two hundred thousand dollars ($200,000) to become or be declared due prior to its stated maturity;

(xi) one or more final judgments, orders or awards (or any settlement of any litigation or other proceeding that, if breached, could result in a judgment, order or award) for the payment of at least two hundred fifty thousand dollars ($250,000) (or its foreign currency equivalent) in the aggregate (excluding any amounts covered by insurance pursuant to which the insurer has been notified and has not denied coverage), is rendered against the Company or any of its Subsidiaries and remains unsatisfied and (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or (ii) there shall be a period of thirty (30) consecutive Trading Days after entry thereof during which (A) a stay of enforcement thereof is not in effect or (B) the same is not vacated, discharged, stayed or bonded pending appeal;

(xii) the Company fails to timely file its quarterly reports on Form 10-Q or its annual reports on Form 10-K with the Commission in the manner and within the time periods required by the Exchange Act, (B) the Company withdraws or restates any such quarterly report or annual report previously filed with the Commission or (C) the Company at any time ceases to satisfy the eligibility requirements set forth under Section I.A. of the General Instructions to Form S-3;

(xiii) the Company fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the Holder pursuant to any Securities (as defined in the Securities Purchase Agreement) acquired by the Holder under the Securities Purchase Agreement (including this Note) as and when required by such Securities or the Securities Purchase Agreement, unless otherwise then prohibited by applicable federal securities laws and such failure continues for more than five (5) Trading Days;

(xiv) any Security Document shall for any reason fail or cease to create a separate valid and perfected, and, except to the extent permitted by the terms hereof or thereof, first priority Lien on the Collateral, in each case, in favor of the Collateral Agent in accordance with the terms thereof, or any material provision of any Security Document shall at any time for any reason cease to be valid and binding on or enforceable against the Company or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any governmental authority having jurisdiction over the Company, seeking to establish the invalidity or unenforceability thereof;

(xv) any material damage to, or loss, theft or destruction of, any Collateral (provided that any damage, loss, theft or destruction of the Collateral that reduces the value of such Collateral by two hundred thousand dollars ($200,000) or more shall be deemed to be material), whether or not insured (other than any damage, loss or destruction coincident with and resulting from the Company’s business as a launch services provider), or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Company or any Subsidiary, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect (as defined in the Securities Purchase Agreement). For clarity, an Event of Default under this Section 10(A)(xv) will not require any curtailment of revenue.

(xvi) at any time shares of Common Stock issuable upon exercise of the warrants issued pursuant to the Securities Purchase Agreement are not Freely Tradeable;

(xvii) the Company or any of its Significant Subsidiaries, pursuant to or within the meaning of any Bankruptcy Law, either:

(1) commences a voluntary case or proceeding;

(2) consents to the entry of an order for relief against it in an involuntary case or proceeding;

(3) consents to the appointment of a custodian of it or for any substantial part of its property;

(4) makes a general assignment for the benefit of its creditors;

(5) takes any comparable action under any foreign Bankruptcy Law; or

(6) generally is not paying its debts as they become due; or

(xviii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that either:

(1) is for relief against Company or any of its Significant Subsidiaries in an involuntary case or proceeding;

(2) appoints a custodian of the Company or any of its Significant Subsidiaries, or for any substantial part of the property of the Company or any of its Significant Subsidiaries;

(3) orders the winding up or liquidation of the Company or any of its Significant Subsidiaries; or

(4) grants any similar relief with respect to the Company or any of its Significant Subsidiaries under any foreign Bankruptcy Law,

and, in each case under this Section 10(A)(xviii), such order or decree remains unstayed and in effect for at least thirty (30) days; or

(xix) the Company’s stockholders approve any plan for the liquidation or dissolution of the Company.

(B) Acceleration.

(i) Automatic Acceleration in Certain Circumstances. If an Event of Default set forth in Section 10(A)(xvii) or Section 10(A)(xviii) occurs with respect to the Company (and not solely with respect to a Significant Subsidiary of the Company), then the then outstanding portion of the Principal Amount of, and all accrued and unpaid interest on, this Note will immediately become due and payable without any further action or notice by any Person.

(ii) Optional Acceleration. If an Event of Default (other than an Event of Default set forth in Section 10(A)(xvii) or Section 10(A)(xviii) with respect to the Company and not solely with respect to a Subsidiary of the Company) occurs and has not been waived by the Holder, then the Holder, by notice to the Company, may declare this Note (or any portion thereof) to become due and payable on the Business Day immediately following the date of such notice for cash in an amount equal to the Event of Default Acceleration Amount.

(C) Notice of Events of Default. Promptly, but in no event later than two (2) Business Days after an Event of Default, the Company will provide written notice of such Event of Default to the Holder (an “Event of Default Notice”), which Event of Default Notice shall include (i) a reasonable description of the applicable Event of Default, (ii) the date on which the Event of Default occurred and (iii) the date on which the Default underlying such Event of Default initially occurred, if different than the date on which the Event of Default occurred.

(D) Default Interest. If a Default or an Event of Default occurs, then in each case, to the extent lawful, interest (“Default Interest”) will accrue on the Principal Amount outstanding as of the date of such Default or Event of Default at a rate per annum equal to fifteen percent (15%), from, and including, the date of such Default or Event of Default, as applicable, to, but excluding, the date such Default is cured and all outstanding Default Interest under this Note has been paid. Default Interest hereunder will be computed on the basis of a 360-day year comprised of twelve 30-day months and will be payable in arrears on the earlier of (i) the first day of each calendar month, (ii) the date such Default is cured, (iii) any Fundamental Change Repurchase Date or any date that an Event of Default Acceleration Amount is paid by the Company to the Holder, and (iv) the Maturity Date.

Section 11. RANKING.

All payments due under this Note shall rank (i) pari passu with all Other Notes, (ii) effectively senior to all unsecured indebtedness of the Company to the extent of the value of the Collateral securing the Notes for so long as the Collateral so secures the Notes in accordance with the terms hereof and (iii) senior to any Subordinated Indebtedness.

Section 12. REPLACEMENT NOTES.

If the Holder of this Note claims that this Note has been mutilated, lost, destroyed or wrongfully taken, then the Company will issue, execute and deliver a replacement Note upon surrender to the Company of such mutilated Note, or upon delivery to the Company of evidence of such loss, destruction or wrongful taking reasonably satisfactory to the Company. In the case of a lost, destroyed or wrongfully taken Note, the Company may require the Holder to provide such security or an indemnity that is reasonably satisfactory to the Company to protect the Company from any loss that it may suffer if this Note is replaced.

Section 13. NOTICES.

Any notice or communication to the Company will be deemed to have been duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), electronic transmission (including e-mail) or other similar means of unsecured electronic communication or overnight air courier guaranteeing next day delivery, or to the other’s address, which initially is as follows:

Astra Space, Inc.

1900 Skyhawk Street

Alameda, CA 94501Attention: Chris Kemp

Email address: c@astra.com

With a copy (which shall not constitute notice) to:

Cozen O’Connor

33 South Sixth Street

Suite 3800

Minneapolis, MN 55402

Attention: Katheryn A. Gettman, Esq.

Email address: kgettman@cozen.com.

The Company, by notice to the Holder, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Holder will be by e-mail to its e-mail address, which initially are as set forth in the Securities Purchase Agreement. The Holder, by notice to the Company, may designate additional or different addresses for subsequent notices or communications.

If a notice or communication is mailed in the manner provided above within the time prescribed, it will be deemed to have been duly given, whether or not the addressee receives it.

Section 14. SUCCESSORS AND ASSIGNS.

All agreements of the Company in this Note will bind its successors and will inure to the benefit of the Holder’s permitted successors and assigns.

Section 15. SEVERABILITY.

If any provision of this Note is invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

Section 16. HEADINGS, ETC.

The headings of the Sections of this Note have been inserted for convenience of reference only, are not to be considered a part of this Note and will in no way modify or restrict any of the terms or provisions of this Note.

Section 17. AMENDMENTS

This Note may not be amended or modified unless in writing by the Company and the Required Holders, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit.

Section 18. GOVERNING LAW; WAIVER OF JURY TRIAL.

All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. The Company and each Holder hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, for the adjudication of any dispute hereunder or in connection herewith or under any of the other Transaction Documents or with any transaction contemplated hereby or thereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude any Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to such Holder or to enforce a judgment or other court ruling in favor of such Holder. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR UNDER ANY OTHER TRANSACTION DOCUMENT OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY OTHER TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

Section 19. SUBMISSION TO JURISDICTION.

The Company (A) agrees that any suit, action or proceeding against it arising out of or relating to this Note may be instituted in the Court of Chancery of the State of Delaware; (B) waives, to the fullest extent permitted by applicable law, (i) any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding; and (ii) any claim that it may now or hereafter have that any such suit, action or proceeding in such a court has been brought in an inconvenient forum; and (C) submits to the nonexclusive jurisdiction of such court in any such suit, action or proceeding.

Section 20. ENFORCEMENT FEES.

The Company agrees to pay all costs and expenses of the Holder incurred as a result of enforcement of this Note and the collection of any amounts owed to the Holder hereunder (whether in cash, Common Stock or otherwise), including, without limitation, reasonable and documented attorneys’ fees and expenses.

Section 21. ELECTRONIC EXECUTION.

The words “execution,” “signed,” “signature,” and words of similar import in the Note shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001-7006), the Electronic Signatures and Records Act of 1999 (N.Y. State Tech. §§ 301-309), or any other similar state laws based on the Uniform Electronic Transactions Act.

* * *

Exhibit A

Form of Monthly Covenant Compliance Certificate

The undersigned, the duly qualified and elected Chief Financial Officer of Astra Space, Inc., a Delaware corporation (the “Company”), does hereby certify in such capacity and on behalf of the Company, pursuant to the Senior Secured Note due 2024, issued on August 4, 2023 (the “Note”) by the Company to High Trail Investments ON LLC, that:

(i) the Company satisfied the requirements of Section 8(D) of the Note during the calendar month ended [●];

(ii) the Company satisfied the requirements of Section 8(G) of the Note during the calendar month ended [●];

(iii) the Company satisfied the requirements of Section 8(J) of the Note during the calendar month ended [●];

(iv) the Company satisfied the requirements of Section 8(K) of the Note during the calendar month ended [●]; and

(v) the Company satisfied the requirements of Section 8(L) of the Note during the calendar month ended [●], which clause (v) is only required to be satisfied if a Subsequently Purchased Note has been issued under the Purchase Agreement.

Capitalized terms used herein without definition shall have the meanings given to such terms in the Note.

ASTRA SPACE, INC.

By:
Name:	Axel Martinez
Title:	Chief Financial Officer

Date: